Exhibit 99.1

QUANEX BUILDING PRODUCTS CORPORATION BOARD OF DIRECTORS

CORPORATE GOVERNANCE GUIDELINES

THE BOARD

1.	The business of Quanex Building Products Corporation (the “Company”) shall be managed by a Board of Directors (the “Board”) who shall exercise all the powers of the Company not reserved to the shareholders by statute, the Certificate of Incorporation or the By-Laws of the Company.

2.	The Chief Executive Officer shall be a member of the Board

3.	The size of the Board, the classification of directors, the term of office, and the process for filling vacancies shall be in accordance with the Company’s Certificate of Incorporation and By-Laws.

4.	In its discretion from time to time and as vacancies may occur, the Board may choose to employ a leadership structure consisting of either (a) a joint Chairman of the Board and Chief Executive Officer with an independent Lead Director, or (b) a non-executive Chairman of the Board, who shall serve in the role of Lead Director, with a separate Chief Executive Officer.

BOARD COMMITTEES

5.	The Board shall at all times maintain an Audit Committee, a Nominating & Corporate Governance Committee, an Executive Committee, and a Compensation & Management Development Committee, which shall operate in accordance with applicable laws, their respective Charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

6.	The membership of the Audit Committee, the Compensation & Management Development Committee, and the Nominating & Corporate Governance Committee shall meet the independence requirements of applicable laws, the New York Stock Exchange, and if deemed appropriate from time to time, meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

7.	The Board may establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company’s By-Laws as the Board sees fit.

BOARD

PROCEDURE

8.	At each regular meeting of the Board, the Board shall meet in executive session, where non-management directors meet without management participation.

9.	The Board, in executive session, shall conduct an annual review of the performance of the Chief Executive Officer, taking into account the views and recommendations of the Chairman of the Compensation & Management Development Committee as set forth in the Committee’s Charter.

10.	The Board shall review policies and procedures developed by the Company and reviewed and approved by the Compensation & Management Development Committee, regarding succession to the position of Chief Executive Officer and positions of other corporate officers and key executives in the event of emergency or retirement.

11.	The Board shall conduct an annual Self-Assessment to determine whether it and its committees are functioning effectively. The full Board shall discuss the evaluation to determine what, if any, action could improve Board and Board committee performance.

BOARD

RESOURCES

12.	The Board shall establish methods by which interested parties may communicate directly with the Chairpersons of each Committee or with non-employee directors of the Board as a group and cause such methods to be published.

13.	The Company shall provide each director with complete access to the management of the Company, subject to reasonable notice to the Company and reasonable efforts to avoid disruption to the Company’s management, business and operations.

14.	The Board and Board committees, to the extent set forth in the applicable committee Charter, have the right to consult and retain independent legal and other advisors at the expense of the Company.

15.	The Board or the Company shall establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly-appointed directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director.

16.	The Board or the Company shall encourage directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies.

DIRECTOR

QUALIFICATIONS

17.	A majority of the members of the Board must qualify as independent directors in accordance with the applicable rules of the New York Stock Exchange.

18.	No person shall be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Governance Committee has voted, on an annual basis, to waive the mandatory retirement age for such director.

19.	Directors shall promptly report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee.

20.	A director shall offer to resign from the Board if the Nominating & Corporate Governance Committee concludes that the director (a) no longer meets the Company’s requirements for service on the Board, or (b) has experienced a substantial reduction in responsibilities in full time employment. A director shall also offer to resign from the Board if the director has retired, been terminated, or has otherwise separated from an employer. In an uncontested election, any director who receives a greater number of withheld votes than votes for election must tender his or her resignation to the Board promptly following certification of the shareholder vote. Upon such tendered resignation, the Nominating & Corporate Governance Committee will have forty-five (45) days following certification of the shareholder vote to consider the resignation and recommend to the Board whether or not to accept such resignation. Following the recommendation of the Nominating & Corporate Governance Committee, the Board must decide within ninety (90) days of certification of the shareholder vote whether or not to accept the tendered resignation.

21.	No director shall serve as a director, officer or employee of a competitor of the Company.

22.	Non-employee directors shall not serve in a paid consulting role for the Company.

23.	Directors shall advise the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member.

24.	Non-employee directors shall serve on the board of no more than three other public companies.

25.	A director who is also an officer of the Company shall not continue serving on the Board upon separation of employment with the Company, except in special instances to facilitate a transition of management.

26.	The Nominating & Corporate Governance Committee shall be responsible for establishing additional qualifications for directors and shall evaluate prospective nominees against the following standards and qualifications, and any additional qualifications it deems appropriate:

a.	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

b.	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

c.	Whether the prospective nominee would meet the Company’s criteria for independence as required by the New York Stock Exchange;

d.	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines; and

e.	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board and such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise, and the evaluations of other prospective nominees.

DIRECTOR

RESPONSIBILITIES

27.	Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties.

28.	Directors are expected to attend all Board meetings and meetings of committees to which they are assigned, and at a minimum, 75 percent of such meetings each year.

29.	Directors are expected to prepare for all meetings of the Board or committees to which they are assigned by reviewing the materials that are sent to all directors in advance of meetings.

30.	Non-employee directors are expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock valued at no less than $220,000, which shares or share equivalents may be accumulated over the first five years of service.

DIRECTOR

COMPENSATION

31.	The Nominating & Corporate Governance Committee shall review and recommend for Board approval the form and amount of non-employee director compensation, including cash, equity-based awards and other director compensation.

32.	In determining non-employee director compensation, the Nominating & Corporate Governance Committee, may consult with appropriate advisers to determine levels of director compensation similar to the compensation of directors of similar companies.

33.	Non-employee directors shall be paid in equity, equity equivalents and/or cash for their services, with a deferral option.

34.	Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, the amount of cash compensation for non-employee directors is as follows: Retainer – $55,000/year paid quarterly; Committee Member Retainer Fees - $7,500/year paid quarterly for membership on the Audit Committee and $5,000/year paid quarterly for membership on the Compensation or Governance Committees; Committee chair fees - $15,000/year paid quarterly for Audit Committee and $10,000/year paid quarterly for Compensation and Governance Committees; Lead Director fee of $20,000/year paid quarterly; and reimbursement for all travel and living expenses associated with meeting attendance.

35.	Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, on the date on which a non-employee director is first elected or appointed as a director, such director will be granted an annual restricted stock unit award that is pro-rated for the time to be served during the current fiscal year from the director’s date of election or appointment. These grants will immediately vest, and will be settled and paid upon the earlier of the director’s separation from service or a change in control of the Company. This pro-rated restricted stock unit award, as well as the first restricted stock unit award granted to such newly appointed or elected director as set forth in paragraph 36 of these Guidelines, will not be eligible for any form of deferral or other payment timing election.

36.	Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, on the first business day of each fiscal year, non-employee directors shall receive an annual restricted stock unit award of $80,000 in equivalent value. The restricted stock unit award vests immediately upon issuance. If the non-employee director meets the director stock ownership guidelines (in shares and share equivalents), payment of the award will be deferred automatically to the director’s separation from service (or, if earlier, a change in control of the company), unless an election is made by the director to settle and pay the award on an earlier permitted specified date, and such election is made prior to the last day of the deferral election period applicable to the award under Section 409A of the Internal Revenue Code. If the non-employee director has not met the applicable stock ownership guidelines, then payment of the award will automatically be deferred until the director’s separation from service, and no election for an earlier payment date will be allowed. For purposes of this paragraph, the determination of whether a director meets the stock ownership guidelines will be made as of December 31st of the calendar year immediately preceding the calendar year in which the applicable restricted stock unit award is granted. The restricted stock unit awards to be granted on November 1, 2015, will immediately vest, and will be paid upon the earlier of the director’s separation from service or a change in control of the Company, and no election for an earlier payment date will be allowed for any director, regardless of stock ownership. For restricted stock units awarded in calendar 2016 and thereafter, the director will have an election for a deferred compensation arrangement under which directors may elect the timing of the payment in compliance with applicable regulations.

37.	Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, non-employee directors shall not receive any remuneration from the Company other than as set forth in this Director Compensation section of the Corporate Governance Guidelines.

ROLE OF

LEAD DIRECTOR

38.	The Lead Director shall preside at each executive session.

39.	The Lead Director shall be a member of the Executive Committee and shall have the following responsibilities:

a.	Chairing the Board in the absence of the Chairman;

b.	Acting as liaison between the Board and the Chairman, as requested by the Board;

c.	In concert with the Chairman, setting the agenda for board meetings, based on input from directors and the annual meeting plans;

d.	Ensuring that independent directors have adequate opportunity to meet in executive session without management present, and setting the agenda for, and moderating, all such sessions;

e.	Communicating to the Chief Executive Officer, as appropriate, the results of executive sessions among independent directors;

f.	Ensuring that the Board has adequate resources, including full, timely and relevant information, to support its decision making requirements;

g.	Organizing the Board’s evaluation of the Chairman and providing the Chairman with feedback related thereto;

h.	Working with the Chairman to ensure proper Committee structure and membership, including the assignment of members and Committee chairs, and appropriate succession planning related to members and Committee chairs;

i.	Notifying the Chairman of the retention of outside advisors and consultants who report directly to the Board;

j.	Participating in one-on-one discussions with individual directors, as requested by the Nominating & Corporate Governance Committee;

k.	Leading the Board self-assessment process, in conjunction with the Nominating & Corporate Governance Committee;

l.	Working with the Chairman to form Special Committees of the Board, as necessary;

m.	Carrying out other duties as requested by the Board or the Nominating & Corporate Governance Committee.

OFFICER

RESPONSIBILITIES

40.	The Chief Executive Officer shall serve on the board of no more than one other public company.

41.	Other executive officers shall serve on the board of no more than one other public company.

42.	The Chief Executive Officer is expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock of at least 400% of the value of his/her base salary within three years of serving in said role. Senior officers are expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock of at least 200% of their base salary and officers 100% of their base salary under the same terms.

Incentive

Recoupment

43.	To the extent permitted by law, and as determined by the Board in its judgment, the Company may require reimbursement of a portion of any performance-based bonus, whether settled in cash or stock, granted to any executive where (a) the performance bonus payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; and (b) a lower payment would have been made to the executive(s) based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual performance bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. In addition, following any accounting restatement that the Company is required to prepare due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under applicable securities laws, the Company will seek to recover any compensation received by the Chief Executive Officer and Chief Financial Officer to the extent such reimbursement is required under Section 304 of the Sarbanes-Oxley Act of 2002. No reimbursement shall be required if a material restatement was caused by or resulted from any change in accounting policy or rules.

Hedging

Prohibition

44.	Because the Company believes it is improper and inappropriate for Company employees and directors to engage in short-term or speculative transactions involving Company securities, and in order to ensure that all associates bear the full risks of ownership of Company securities, all associates are prohibited from engaging in any of the following activities with respect to Company securities:

a.	Buying or Selling Puts, Calls, or Derivatives. Short sales and the purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company securities.

b.	Margin Accounts. Company associates may not hold Company securities in margin accounts or otherwise pledge Company securities as collateral.

c.	Hedging and Pledging Company Securities. Company associates are not allowed to engage in hedging transactions related to any Company security they hold, and are not allowed to pledge or create any security interest in any Company security they hold.

AMENDMENT

& WAIVER

45.	The Quanex Corporate Governance Guidelines may be amended, modified, or waived by the Board and waivers of these Guidelines may also be granted by the Nominating & Corporate Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

46.	The Board shall perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any exchange or market on which the Company’s capital stock is traded, and perform other activities that are consistent with these Guidelines, the Company’s certificate of incorporation and bylaws, and governing laws, as the Board deems necessary or appropriate.

47.	Nothing contained in these Guidelines is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors or executive officers of the Company. The purposes and responsibilities outlined in these Guidelines are meant to serve as guidelines rather than as inflexible rules and the Board may adopt such additional procedures and standards as it deems necessary or advisable from time to time to fulfill its responsibilities or comply with applicable laws, rules or regulations. In addition, the Board may amend any procedures or standards set forth in these Guidelines as it deems necessary from time to time to comply with applicable laws, rules or regulations. These Guidelines, and any amendments thereto, shall be displayed on the Company’s web site and a printed copy of such shall be made available to any shareholder of the Company who requests it.